EXHIBIT 99.1
Press Release

FOR IMMEDIATE RELEASE

For further information:
Brad Burke - Investors	Steve Iaco - Media
214.863.3100	212.984.6535
Brad.Burke@cbre.com	Steven.Iaco@cbre.com

CBRE GROUP, INC. REPORTS FINANCIAL RESULTS FOR FIRST-QUARTER 2023
•GAAP EPS Declined 68% to $0.37
•Core EPS Declined 34% to $0.92

Dallas, TX – April 27, 2023 — CBRE Group, Inc. (NYSE:CBRE) today reported financial results for the first quarter ended March 31, 2023.

Consolidated Financial Results Overview
The following table presents highlights of CBRE performance (dollars in millions, except per share data; totals may not add due to rounding):

			% Change
	Q1 2023	Q1 2022	USD	LC (1)
Operating Results
Revenue	$7,411	$7,333	1.1%	4.4%
Net revenue (2)	4,181	4,376	(4.5)%	(1.2)%
GAAP net income	117	392	(70.2)%	(68.6)%
GAAP EPS	0.37	1.16	(68.1)%	(66.4)%
Core adjusted net income (3)	290	469	(38.3)%	(35.9)%
Core EBITDA (4)	533	732	(27.2)%	(25.1)%
Core EPS (3)	0.92	1.39	(34.0)%	(31.2)%

Cash Flow Results
Cash flow used in operations	$(745)	$(394)	89.3%
Less: Capital expenditures	60	42	43.3%
Free cash flow (5)	$(805)	$(436)	84.8%

CBRE Press Release
April 27, 2023

“Our first quarter results were slightly better than we expected going into the year, but still down significantly from last year’s strong first quarter. Our performance relative to our expectations was led by the cyclically resilient elements of our business and our cost management efforts, which more than offset a greater-than-expected decline in property sales,” said Bob Sulentic, CBRE’s president and chief executive officer.

“Although we anticipate pressure on our transactional businesses to intensify further this year, we are maintaining our earnings outlook for full-year 2023, with core earnings per share expected to decline by low-to-mid double digits this year, but then exceed the prior peak in 2024. Our full-year outlook is supported by the same dynamics we saw in the first quarter – benefits from the diversification of our business and our intense focus on cost. There is more uncertainty in our outlook than there was 60 days ago, with our expectations underpinned by our view that a recession this year will be moderate and that an eventual easing of the Fed’s monetary policy will spur a rebound in economic activity in 2024.”

The cyclically resilient elements of CBRE’s business include its entire Global Workplace Solutions business, loan servicing, property management, valuations and the asset management component of its investment management business. Revenue from these businesses, collectively, rose nearly 10% in the first quarter and they are expected to generate more than 50% of the company’s business segment operating profit this year, a record high.

Advisory Services Segment
The following table presents highlights of the Advisory Services segment performance (dollars in millions; totals may not add due to rounding):

			% Change
	Q1 2023	Q1 2022	USD		LC
Revenue	$1,854	$2,248	(17.5)%		(15.1)%
Net revenue	1,831	2,231	(17.9)%		(15.5)%
Segment operating profit (6)	270	466	(42.1)%		(40.1)%
Segment operating profit on revenue margin (7)	14.5%	20.7%	(6.2	pts)	(6.1	pts)
Segment operating profit on net revenue margin (7)	14.7%	20.9%	(6.1	pts)	(6.1	pts)

Note: all percent changes cited are vs. first-quarter 2022, except where noted.

Property Leasing
•Global leasing revenue declined 8% (6% local currency). The current-quarter decline was against a particularly strong first quarter of 2022, when leasing revenue was up 49% versus first-quarter 2021.
•The decline was largely driven by the Americas, where revenue fell 10% (same in local currency).
•Foreign currency headwinds masked growth in overseas markets. Combined EMEA/APAC leasing revenue was up 6% in local currency, but down 2% in U.S. dollars.
•Global leasing revenue declined across all major property types, except retail, which was driven by strength in EMEA.

CBRE Press Release
April 27, 2023

Capital Markets
•Sales revenue fell 41% (38% local currency) due to severely constrained capital availability and especially difficult comparisons with first-quarter 2022. In first-quarter 2022, sales revenue was up 58% from first-quarter 2021.
•In the Americas, sales revenue fell 43% (same local currency) from last year’s robust level, when year-over-year first-quarter sales revenue rose 59%. EMEA sales revenue declined 43% (39% local currency) while APAC sales fell 30% (22% local currency).
•Most debt capital sources sharply curtailed their lending activity. As a result, global mortgage origination revenue declined 51% (same local currency). Loan origination volume was down markedly with nearly all private and public sector capital sources.

Other Advisory Business Lines
•Loan servicing revenue rose 5% (same local currency). Excluding prepayment fees, loan servicing revenue increased 11% compared with first-quarter 2022. The servicing portfolio ended the quarter at approximately $386 billion, up 1% from year-end 2022 and 14% since first-quarter 2022.
•Property management net revenue edged up 1% (4% local currency), driven by the Americas and Pacific.
•Valuations revenue declined 9% (5% local currency).

Global Workplace Solutions (GWS) Segment
The following table presents highlights of the GWS segment performance (dollars in millions; totals may not add due to rounding):

			% Change
	Q1 2023	Q1 2022	USD		LC
Revenue	$5,338	$4,806	11.1%		14.8%
Net revenue	2,130	1,866	14.1%		18.3%
Segment operating profit	230	203	13.3%		18.4%
Segment operating profit on revenue margin	4.3%	4.2%	0.1	pts	0.1	pts
Segment operating profit on net revenue margin	10.8%	10.9%	(0.1	pts)	—	pts

Note: all percent changes cited are vs. first-quarter 2022, except where noted.

•Facilities management net revenue rose 12% (16% local currency), supported by significant growth with technology and healthcare clients.
•Project management net revenue rose 18% (23% local currency), driven by large project mandates.
•GWS had its strongest first quarter for new business since 2019. The pipeline also rose to a record level with growth across nearly all key client sectors.
•GWS segment operating profit improved 13% (18% local currency) aided by project management’s outstanding performance and continued strong growth in Local and Enterprise accounts.

CBRE Press Release
April 27, 2023

Real Estate Investments (REI) Segment
The following table presents highlights of the REI segment performance (dollars in millions):

			% Change
	Q1 2023	Q1 2022	USD	LC
Revenue	$224	$284	(21.1)%	(17.0)%
Segment operating profit	131	167	(21.3)%	(21.4)%

Note: all percent changes cited are vs. first-quarter 2022, except where noted.

Real Estate Development
•Development operating profit(8) totaled $90 million, driven by large industrial asset sales in January. The $17 million decline in operating profit primarily reflected a difficult comparison against particularly robust asset sale activity in first-quarter 2022.
•The in-process portfolio ended first-quarter 2023 at $17.3 billion, up $0.4 billion from year-end 2022, as certain projects, primarily industrial and residential, moved from the pipeline. The pipeline increased $0.2 billion during the quarter to $13.1 billion.

Investment Management
•Revenue edged up 3% in local currency but fell 2% in U.S. dollars to $147 million.
•Asset management fees were up 5% in local currency but were unchanged in U.S. dollars.
•Operating profit decreased 31% (29% local currency) to $43 million, due to modest co-investment losses versus significant gains in first-quarter 2022. Excluding co-investments, operating profit was roughly flat with first-quarter 2022.
•Assets Under Management (AUM) totaled $148.9 billion, a decrease of $0.4 billion from year-end 2022. The decrease was largely attributable to lower asset values, which offset net capital inflows and positive currency movement.
Corporate and Other Segment

•Non-core operating loss totaled $26 million, primarily due to the lower fair-value of the company’s investment in Altus Power, Inc. (NYSE:AMPS), reflecting a decline in the share price during the quarter.
•Net corporate overhead expenses decreased by 5%, or roughly $5 million, driven by lower stock compensation expense, partially offset by higher salary and benefits expenses.

CBRE Press Release
April 27, 2023

Capital Allocation Overview
•Free Cash Flow – During the first quarter of 2023, free cash outflow was $805 million. This reflected cash used in operating activities of $745 million, less total capital expenditures of $60 million(9).
•Stock Repurchase Program – The company repurchased approximately 1.4 million shares for $114 million ($83.48 average price per share) during the first quarter of 2023. There was approximately $2.0 billion of capacity remaining under the company’s authorized stock repurchase program as of March 31, 2023.
•Acquisitions and Investments – CBRE completed five in-fill acquisitions during the first quarter, including four in the GWS business, totaling $65 million in cash and deferred consideration.
Leverage and Financing Overview
•Leverage – CBRE’s net leverage ratio (net debt (10) to trailing twelve-month core EBITDA) was 0.56x as of March 31, 2023, which is substantially below the company’s primary debt covenant of 4.25x. The net leverage ratio is computed as follows (dollars in millions):

As of
March 31, 2023
Total debt	$2,746
Less: Cash (11)	1,231
Net debt (10)	$1,515

Divided by: Trailing twelve-month Core EBITDA	$2,725

Net leverage ratio	0.56x

•Liquidity – As of March 31, 2023, the company had approximately $3.7 billion of total liquidity, consisting of approximately $1.2 billion in cash, plus the ability to borrow an aggregate of approximately $2.5 billion under its revolving credit facilities, net of any outstanding letters of credit.

CBRE Press Release
April 27, 2023

Conference Call Details
The company’s first quarter earnings webcast and conference call will be held today, Thursday, April 27, 2023 at 8:30 a.m. Eastern Time. Investors are encouraged to access the webcast via this link or they can click this link beginning at 8:15 a.m. Eastern Time for automated access to the conference call.
Alternatively, investors may dial into the conference call using these operator-assisted phone numbers: 877.407.8037 (U.S.) or 201.689.8037 (International). A replay of the call will be available starting at 1:00 p.m. Eastern Time on April 27, 2023. The replay is accessible by dialing 877.660.6853 (U.S.) or 201.612.7415 (International) and using the access code: 13737347#. A transcript of the call will be available on the company's Investor Relations website at https://ir.cbre.com.
About CBRE Group, Inc.
CBRE Group, Inc. (NYSE:CBRE), a Fortune 500 and S&P 500 company headquartered in Dallas, is the world’s largest commercial real estate services and investment firm (based on 2022 revenue). The company has more than 115,000 employees (excluding Turner & Townsend employees) serving clients in more than 100 countries. CBRE serves a diverse range of clients with an integrated suite of services, including facilities, transaction and project management; property management; investment management; appraisal and valuation; property leasing; strategic consulting; property sales; mortgage services and development services. Please visit our website at www.cbre.com. We routinely post important information on our website, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in the Investor Relations section of our website at https://ir.cbre.com. Accordingly, investors should monitor such portion of our website, in addition to following our press releases, Securities and Exchange Commission filings and public conference calls and webcasts.
Safe Harbor and Footnotes
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s future growth momentum, operations and business outlook. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this press release. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, the company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: disruptions in general economic, political and regulatory conditions and significant public health events, particularly in geographies or industry sectors where our business may be concentrated; volatility or adverse developments in the securities, capital or credit markets, interest rate increases and conditions affecting the value of real estate assets, inside and outside the United States; poor performance of real estate investments or other conditions that negatively impact clients’ willingness to make real estate or long-term contractual commitments and the cost and availability of capital for investment in real estate; foreign currency fluctuations and changes in currency restrictions, trade sanctions and import/export and transfer pricing rules; our ability to compete globally, or in specific geographic markets or business segments that are material to us; our ability to identify, acquire and integrate accretive businesses; costs and potential future capital requirements relating to businesses we may acquire; integration challenges arising out of companies we may acquire; increases in unemployment and general slowdowns in commercial activity; trends in pricing and risk assumption for commercial real estate services; the effect of significant changes in capitalization rates across different property types; a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would affect our revenues and operating performance; client actions to restrain project spending and reduce outsourced staffing levels; our ability to further diversify our revenue model to offset cyclical economic trends in the commercial real estate industry; our ability to attract new user and investor clients; our ability to retain major clients and renew related contracts; our ability to leverage our global services platform to maximize and sustain long-term cash flow; our ability to continue investing in our platform and client service offerings; our ability to maintain expense discipline; the emergence of disruptive business models and technologies; negative publicity or harm to our brand and reputation; the failure by third parties to comply with service level agreements or regulatory or legal requirements; the ability of

CBRE Press Release
April 27, 2023

our investment management business to maintain and grow assets under management and achieve desired investment returns for our investors, and any potential related litigation, liabilities or reputational harm possible if we fail to do so; our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments; the ability of our indirect subsidiary, CBRE Capital Markets, Inc., to periodically amend, or replace, on satisfactory terms, the agreements for its warehouse lines of credit; declines in lending activity of U.S. GSEs, regulatory oversight of such activity and our mortgage servicing revenue from the commercial real estate mortgage market; changes in U.S. and international law and regulatory environments (including relating to anti-corruption, anti-money laundering, trade sanctions, tariffs, currency controls and other trade control laws), particularly in Asia, Africa, Russia, Eastern Europe and the Middle East, due to the level of political instability in those regions; litigation and its financial and reputational risks to us; our exposure to liabilities in connection with real estate advisory and property management activities and our ability to procure sufficient insurance coverage on acceptable terms; our ability to retain, attract and incentivize key personnel; our ability to manage organizational challenges associated with our size; liabilities under guarantees, or for construction defects, that we incur in our development services business; variations in historically customary seasonal patterns that cause our business not to perform as expected; our leverage under our debt instruments as well as the limited restrictions therein on our ability to incur additional debt, and the potential increased borrowing costs to us from a credit-ratings downgrade; our and our employees’ ability to execute on, and adapt to, information technology strategies and trends; cybersecurity threats or other threats to our information technology networks, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our ability to comply with laws and regulations related to our global operations, including real estate licensure, tax, labor and employment laws and regulations, fire and safety building requirements and regulations, as well as data privacy and protection regulations and ESG matters, and the anti-corruption laws and trade sanctions of the U.S. and other countries; changes in applicable tax or accounting requirements; any inability for us to implement and maintain effective internal controls over financial reporting; the effect of implementation of new accounting rules and standards or the impairment of our goodwill and intangible assets; and the performance of our equity investments in companies that we do not control.
Additional information concerning factors that may influence the company’s financial information is discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Cautionary Note on Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2022, our latest quarterly report on Form 10-Q, as well as in the company’s press releases and other periodic filings with the Securities and Exchange Commission (SEC). Such filings are available publicly and may be obtained on the company’s website at www.cbre.com or upon written request from CBRE’s Investor Relations Department at investorrelations@cbre.com.
The terms “net revenue,” “core adjusted net income,” “core EPS,” “business line operating profit,” “segment operating profit on revenue margin,” “segment operating profit on net revenue margin,” “core EBITDA,” “net debt” and “free cash flow,” all of which CBRE uses in this press release, are non-GAAP financial measures under SEC guidelines, and you should refer to the footnotes below as well as the “Non-GAAP Financial Measures” section in this press release for a further explanation of these measures. We have also included in that section reconciliations of these measures in specific periods to their most directly comparable financial measure calculated and presented in accordance with GAAP for those periods.
Totals may not sum in tables in millions included in this release due to rounding.

Note: We have not reconciled the (non-GAAP) core earnings per share forward-looking guidance included in this release to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to costs related to acquisitions, carried interest incentive compensation and financing costs, which are potential adjustments to future earnings. We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results
(1)Local currency percentage change is calculated by comparing current-period results at prior-period exchange rates versus prior-period results.
(2)Net revenue is gross revenue less costs largely associated with subcontracted vendor work performed for clients. These costs are reimbursable by clients and generally have no margin.

CBRE Press Release
April 27, 2023

(3)Core adjusted net income and core earnings per diluted share (or core EPS) exclude the effect of select items from GAAP net income and GAAP earnings per diluted share as well as adjust the provision for income taxes and impact on non-controlling interest for such charges. Adjustments during the periods presented included non-cash depreciation and amortization expense related to certain assets attributable to acquisitions and restructuring activities, certain carried interest incentive compensation (reversal) expense to align with the timing of associated revenue, the impact of fair value adjustments to real estate assets acquired in the acquisition of Telford Homes plc in 2019 (the Telford acquisition) (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, write-off of financing costs on extinguished debt, integration and other costs related to acquisitions, asset impairments, provision associated with Telford’s fire safety remediation efforts, and costs associated with efficiency and cost-reduction initiatives. It also removes the fair value changes and related tax impact of certain strategic non-core non-controlling equity investments that are not directly related to our business segments (including venture capital “VC” related investments). Note: Core adjusted EPS has been renamed core EPS for simplicity.
(4)Core EBITDA represents earnings, inclusive of non-controlling interest, before net interest expense, write-off of financing costs on extinguished debt, income taxes, depreciation and amortization, asset impairments, adjustments related to certain carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, integration and other costs related to acquisitions, provision associated with Telford’s fire safety remediation efforts, and costs associated with efficiency and cost-reduction initiatives. It also removes the fair value changes, on a pre-tax basis, of certain strategic non-core non-controlling equity investments that are not directly related to our business segments (including venture capital “VC” related investments).
(5)Free cash flow is calculated as cash flow provided by operations, less capital expenditures (reflected in the investing section of the consolidated statement of cash flows).
(6)Segment operating profit is the measure reported to the chief operating decision maker (CODM) for purposes of making decisions about allocating resources to each segment and assessing performance of each segment. Segment operating profit represents earnings, inclusive of non-controlling interest, before net interest expense, write-off of financing costs on extinguished debt, income taxes, depreciation and amortization and asset impairments, as well as adjustments related to the following: certain carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, costs associated with workforce optimization, transformation initiatives and integration and other costs related to acquisitions, provision associated with Telford’s fire safety remediation efforts, and costs associated with efficiency and cost-reduction initiatives.
(7)Segment operating profit on revenue and net revenue margins represent segment operating profit divided by revenue and net revenue, respectively.
(8)Represents line of business profitability/losses, as adjusted.
(9)For the three months ended March 31, 2023, the company incurred capital expenditures of $60.3 million (reflected in the investing section of the condensed consolidated statement of cash flows) and received tenant concessions from landlords of $0.5 million (reflected in the operating section of the condensed consolidated statement of cash flows).
(10)Net debt is calculated as cash and cash equivalents less total debt (excluding non-recourse debt).
(11)Cash represents cash and cash equivalents (excluding restricted cash).

CBRE Press Release
April 27, 2023

CBRE GROUP, INC.
OPERATING RESULTS
FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue:
Net revenue	$4,180,790	$4,376,029
Pass through costs also recognized as revenue	3,230,324	2,956,904
Total revenue	7,411,114	7,332,933

Costs and expenses:
Cost of revenue	6,006,413	5,752,194
Operating, administrative and other	1,208,904	1,065,996
Depreciation and amortization	161,491	149,032
Asset impairments	—	10,351
Total costs and expenses	7,376,808	6,977,573

Gain on disposition of real estate	3,059	21,592

Operating income	37,365	376,952

Equity income from unconsolidated subsidiaries	141,682	42,871
Other income (loss)	2,475	(14,464)
Interest expense, net of interest income	28,414	12,826
Income before provision for income taxes	153,108	392,533
Provision for (benefit from) income taxes	28,036	(3,738)
Net income	125,072	396,271
Less: Net income attributable to non-controlling interests	8,180	3,974
Net income attributable to CBRE Group, Inc.	$116,892	$392,297

Basic income per share:
Net income per share attributable to CBRE Group, Inc.	$0.38	$1.18
Weighted average shares outstanding for basic income per share	310,464,609	331,925,104

Diluted income per share:
Net income per share attributable to CBRE Group, Inc.	$0.37	$1.16
Weighted average shares outstanding for diluted income per share	315,358,147	337,140,325

Core EBITDA	$532,589	$732,063

CBRE Press Release
April 27, 2023

CBRE GROUP, INC.
SEGMENT RESULTS
FOR THE THREE MONTHS ENDED MARCH 31, 2023
(in thousands, totals may not add due to rounding)
(Unaudited)

	Three Months Ended March 31, 2023

	Advisory Services	Global Workplace Solutions	Real Estate Investments	Corporate (1)	Total Core	Other	Total Consolidated
Revenue:
Net revenue	$1,831,289	$2,129,977	$223,846	$(4,322)	$4,180,790	$—	$4,180,790
Pass through costs also recognized as revenue	22,579	3,207,745	—	—	3,230,324	—	3,230,324
Total revenue	1,853,868	5,337,722	223,846	(4,322)	7,411,114	—	7,411,114

Costs and expenses:
Cost of revenue	1,126,761	4,842,639	38,538	(1,525)	6,006,413	—	6,006,413
Operating, administrative and other	522,866	323,060	252,095	111,014	1,209,035	(131)	1,208,904
Depreciation and amortization	78,443	63,556	6,460	13,032	161,491	—	161,491
Total costs and expenses	1,728,070	5,229,255	297,093	122,521	7,376,939	(131)	7,376,808

Gain on disposition of real estate	—	—	3,059	—	3,059	—	3,059

Operating income (loss)	125,798	108,467	(70,188)	(126,843)	37,234	131	37,365

Equity income (loss) from unconsolidated subsidiaries	1,002	341	166,674	—	168,017	(26,335)	141,682
Other income (loss)	1,938	490	115	(55)	2,488	(13)	2,475
Add-back: Depreciation and amortization	78,443	63,556	6,460	13,032	161,491	—	161,491
Adjustments:
Integration and other costs related to acquisitions	—	7,424	—	10,710	18,134	—	18,134
Carried interest incentive compensation reversal to align with the timing of associated revenue	—	—	6,978	—	6,978	—	6,978
Costs associated with efficiency and cost-reduction initiatives	62,541	49,388	21,459	4,859	138,247	—	138,247
Total segment operating profit (loss)	$269,722	$229,666	$131,498	$(98,297)		$(26,217)	$506,372

Core EBITDA					$532,589

_______________
(1)Includes elimination of inter-segment revenue.

CBRE Press Release
April 27, 2023

CBRE GROUP, INC.
SEGMENT RESULTS—(CONTINUED)
FOR THE THREE MONTHS ENDED MARCH 31, 2022
(in thousands, totals may not add due to rounding)
(Unaudited)

	Three Months Ended March 31, 2022

	Advisory Services	Global Workplace Solutions	Real Estate Investments	Corporate (1)	Total Core	Other	Total Consolidated
Revenue:
Net revenue	$2,230,670	$1,866,490	$283,757	$(4,888)	$4,376,029	$—	$4,376,029
Pass through costs also recognized as revenue	17,778	2,939,126	—	—	2,956,904	—	2,956,904
Total revenue	2,248,448	4,805,616	283,757	(4,888)	7,332,933	—	7,332,933

Costs and expenses:
Cost of revenue	1,312,291	4,373,967	70,053	(4,114)	5,752,197	(3)	5,752,194
Operating, administrative and other	480,255	239,386	246,752	97,363	1,063,756	2,240	1,065,996
Depreciation and amortization	74,887	61,969	3,856	8,320	149,032	—	149,032
Asset impairments	10,351	—	—	—	10,351	—	10,351
Total costs and expenses	1,877,784	4,675,322	320,661	101,569	6,975,336	2,237	6,977,573

Gain on disposition of real estate	—	—	21,592	—	21,592	—	21,592

Operating income (loss)	370,664	130,294	(15,312)	(106,457)	379,189	(2,237)	376,952

Equity income (loss) from unconsolidated subsidiaries	9,756	863	157,440	—	168,059	(125,188)	42,871
Other (loss) income	(4)	1,489	(92)	(6,918)	(5,525)	(8,939)	(14,464)
Add-back: Depreciation and amortization	74,887	61,969	3,856	8,320	149,032	—	149,032
Add-back: Asset impairments	10,351	—	—	—	10,351	—	10,351
Adjustments:
Integration and other costs related to acquisitions	—	8,121	—	—	8,121	—	8,121
Carried interest incentive compensation expense to align with the timing of associated revenue	—	—	22,856	—	22,856	—	22,856
Impact of fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in period	—	—	(1,696)	—	(1,696)	—	(1,696)
Costs incurred related to legal entity restructuring	—	—	—	1,676	1,676	—	1,676
Total segment operating profit (loss)	$465,654	$202,736	$167,052	$(103,379)		$(136,364)	$595,699

Core EBITDA					$732,063
_______________
(1)Includes elimination of inter-segment revenue.

CBRE Press Release
April 27, 2023

CBRE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	March 31, 2023	December 31, 2022
Assets:
Cash and cash equivalents	$1,231,325	$1,318,290
Restricted cash	88,464	86,559
Receivables, net	5,468,926	5,326,807
Warehouse receivables (1)	792,294	455,354
Contract assets	522,700	529,106
Income taxes receivable	200,393	133,438
Property and equipment, net	833,269	836,041
Operating lease assets	980,741	1,033,011
Goodwill and other intangibles, net	7,086,757	7,061,088
Investments in unconsolidated subsidiaries	1,295,088	1,317,705
Other assets, net	2,530,140	2,415,990

Total assets	$21,030,097	$20,513,389

Liabilities:
Current liabilities, excluding debt and operating lease liabilities	$6,042,870	$6,915,857
Warehouse lines of credit (which fund loans that U.S. Government Sponsored Enterprises have committed to purchase) (1)	782,637	447,840
Revolving credit facility	1,209,000	178,000
4.875% senior notes, net	596,704	596,450
2.500% senior notes, net	489,564	489,262
Current maturities of long term debt	433,433	427,792
Other debt	17,153	42,914
Operating lease liabilities	1,285,192	1,309,976
Other long-term liabilities	1,531,134	1,499,566

Total liabilities	12,387,687	11,907,657

Equity:
CBRE Group, Inc. stockholders' equity	7,859,834	7,853,273
Non-controlling interests	782,576	752,459

Total equity	8,642,410	8,605,732

Total liabilities and equity	$21,030,097	$20,513,389

_______________
(1)Represents loan receivables, the majority of which are offset by borrowings under related warehouse line of credit facilities.

CBRE Press Release
April 27, 2023

CBRE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$125,072	$396,271
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	161,491	149,032
Amortization of financing costs	1,161	1,663
Gains related to mortgage servicing rights, premiums on loan sales and sales of other assets	(23,481)	(28,422)
Asset impairments	—	10,351
Net realized and unrealized losses, primarily from investments	319	16,690
Provision for doubtful accounts	3,969	3,303
Net compensation expense for equity awards	18,113	36,863
Equity income from unconsolidated subsidiaries	(141,682)	(42,871)
Distribution of earnings from unconsolidated subsidiaries	177,710	146,743
Proceeds from sale of mortgage loans	2,166,609	3,336,084
Origination of mortgage loans	(2,494,589)	(3,221,312)
Increase (decrease) in warehouse lines of credit	334,797	(105,326)
Tenant concessions received	528	2,114
Purchase of equity securities	(2,137)	(8,902)
Proceeds from sale of equity securities	2,120	20,750
Increase in real estate under development	(5,943)	(41,358)
Increase in receivables, prepaid expenses and other assets (including contract and lease assets) (1)	(73,437)	(156,061)
Decrease in accounts payable and accrued expenses and other liabilities (including contract and lease liabilities)	(73,960)	(108,355)
Decrease in compensation and employee benefits payable and accrued bonus and profit sharing	(843,509)	(725,216)
(Increase) decrease in net income taxes receivable/payable	(56,713)	17,722
Other operating activities, net	(21,195)	(93,270)
Net cash used in operating activities	(744,757)	(393,507)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(60,284)	(42,056)
Acquisition of businesses, including net assets acquired and goodwill, net of cash acquired	(44,653)	(16,792)
Contributions to unconsolidated subsidiaries	(28,998)	(44,387)
Distributions from unconsolidated subsidiaries	14,794	12,101
Other investing activities, net	4,074	(4,487)
Net cash used in investing activities	(115,067)	(95,621)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	1,660,000	210,000
Repayment of revolving credit facility	(629,000)	—
Proceeds from notes payable on real estate	48	19,368
Repayment of notes payable on real estate	—	(13,954)
Repurchase of common stock	(129,808)	(367,863)
Acquisition of businesses (cash paid for acquisitions more than three months after purchase date)	(60,034)	(13,556)
Units repurchased for payment of taxes on equity awards	(46,161)	(31,395)
Non-controlling interest contributions	567	210
Non-controlling interest distributions	(101)	(213)
Other financing activities, net	(34,474)	(11,606)
Net cash provided by (used in) financing activities	761,037	(209,009)
Effect of currency exchange rate changes on cash and cash equivalents and restricted cash	13,727	(49,015)

NET DECREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(85,060)	(747,152)
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, AT BEGINNING OF PERIOD	1,404,849	2,539,781
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, AT END OF PERIOD	$1,319,789	$1,792,629

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$39,379	$12,826
Income tax payments, net	$82,059	$88,649
_______________
(1)First-quarter 2022 operating cash flows include the negative impact of approximately $133 million associated with the timing of certain cash tax payments and refunds.

CBRE Press Release
April 27, 2023

Non-GAAP Financial Measures
The following measures are considered “non-GAAP financial measures” under SEC guidelines:
(i)Net revenue
(ii)Core EBITDA
(iii)Business line operating profit/loss
(iv)Segment operating profit on revenue and net revenue margins
(v)Free cash flow
(vi)Net debt
(vii)Core net income attributable to CBRE Group, Inc. stockholders, as adjusted (which we also refer to as “core adjusted net income”)
(viii)Core EPS
These measures are not recognized measurements under United States generally accepted accounting principles (GAAP). When analyzing our operating performance, investors should use these measures in addition to, and not as an alternative for, their most directly comparable financial measure calculated and presented in accordance with GAAP. Because not all companies use identical calculations, our presentation of these measures may not be comparable to similarly titled measures of other companies.
Our management generally uses these non-GAAP financial measures to evaluate operating performance and for other discretionary purposes. The company believes these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business. The company further uses certain of these measures, and believes that they are useful to investors, for purposes described below.
With respect to net revenue, net revenue is gross revenue less costs largely associated with subcontracted vendor work performed for clients. We believe that investors may find this measure useful to analyze the company’s overall financial performance because it excludes costs reimbursable by clients that generally have no margin, and as such provides greater visibility into the underlying performance of our business.
With respect to Core EBITDA, business line operating profit/loss, and segment operating profit on revenue and net revenue margins, the company believes that investors may find these measures useful in evaluating our operating performance compared to that of other companies in our industry because their calculations generally eliminate the accounting effects of acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions, the effects of financings and income tax and the accounting effects of capital spending. All of these measures may vary for different companies for reasons unrelated to overall operating performance. In the case of Core EBITDA, this measure is not intended to be a measure of free cash flow for our management’s discretionary use because it does not consider cash requirements such as tax and debt service payments. The Core EBITDA measure calculated herein may also differ from the amounts calculated under similarly titled definitions in our credit facilities and debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt. The company also uses segment operating profit and core EPS as significant components when measuring our operating performance under our employee incentive compensation programs.
With respect to free cash flow, the company believes that investors may find this measure useful to analyze the cash flow generated from operations after accounting for cash outflows to support operations and capital expenditures. With respect to net debt, the company believes that investors use this measure when calculating the company’s net leverage ratio.

CBRE Press Release
April 27, 2023

With respect to core EBITDA, core EPS and core adjusted net income, the company believes that investors may find these measures useful to analyze the underlying performance of operations without the impact of strategic non-core equity investments (Altus Power, Inc. and certain other investments) that are not directly related to our business segments. These can be volatile and are often non-cash in nature.
Core net income attributable to CBRE Group, Inc. stockholders, as adjusted (or core adjusted net income), and core EPS, are calculated as follows (in thousands, except share and per share data):

	Three Months Ended March 31,
	2023	2022

Net income attributable to CBRE Group, Inc.	$116,892	$392,297

Plus / minus:
Non-cash depreciation and amortization expense related to certain assets attributable to acquisitions and restructuring activities	49,168	41,048
Integration and other costs related to acquisitions	18,134	8,121
Carried interest incentive compensation expense to align with the timing of associated revenue	6,978	22,856
Impact of fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in period	—	(1,696)
Costs incurred related to legal entity restructuring	—	1,676
Asset impairments	—	10,351
Net fair value adjustments on strategic non-core investments	26,217	136,364
Impact of adjustments on non-controlling interest	(10,170)	(9,063)
Costs associated with efficiency and cost-reduction initiatives	138,247	—
Tax impact of adjusted items, tax benefit attributable to legal entity restructuring, and strategic non-core investments	(55,773)	(132,718)

Core net income attributable to CBRE Group, Inc., as adjusted	$289,693	$469,236

Core diluted income per share attributable to CBRE Group, Inc., as adjusted	$0.92	$1.39

Weighted average shares outstanding for diluted income per share	315,358,147	337,140,325

CBRE Press Release
April 27, 2023

Core EBITDA is calculated as follows (in thousands, totals may not add due to rounding):

	Three Months Ended March 31,
	2023	2022

Net income attributable to CBRE Group, Inc.	$116,892	$392,297
Net income attributable to non-controlling interests	8,180	3,974
Net income	125,072	396,271

Adjustments:
Depreciation and amortization	161,491	149,032
Asset impairments	—	10,351
Interest expense, net of interest income	28,414	12,826
Provision for (benefit from) income taxes	28,036	(3,738)
Integration and other costs related to acquisitions	18,134	8,121
Carried interest incentive compensation expense to align with the timing of associated revenue	6,978	22,856
Impact of fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in period	—	(1,696)
Costs incurred related to legal entity restructuring	—	1,676
Costs associated with efficiency and cost-reduction initiatives	138,247	—
Net fair value adjustments on strategic non-core investments	26,217	136,364
Core EBITDA	$532,589	$732,063

Core EBITDA for the trailing twelve months ended March 31, 2023 is calculated as follows (in thousands):

Trailing Twelve Months Ended March 31, 2023

Net income attributable to CBRE Group, Inc.	$1,131,965
Net income attributable to non-controlling interests	20,796
Net income	1,152,761

Adjustments:
Depreciation and amortization	625,547
Asset impairments	48,362
Interest expense, net of interest income	84,587
Write-off of financing costs on extinguished debt	1,862
Provision for income taxes	266,004
Impact of fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in period	(3,419)
Costs incurred related to legal entity restructuring	11,771
Integration and other costs related to acquisitions	50,715
Carried interest incentive compensation expense to align with the timing of associated revenue	(20,106)
Costs associated with efficiency and cost-reduction initiatives	255,783
Provision associated with Telford’s fire safety remediation efforts	185,921
Net fair value adjustments on strategic non-core investments	65,005

Core EBITDA	$2,724,793

CBRE Press Release
April 27, 2023

Revenue includes client reimbursed pass-through costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients. Reimbursement related to subcontracted vendor work generally has no margin and has been excluded from net revenue. Reconciliations are shown below (dollars in thousands):

	Three Months Ended March 31,
	2023	2022
Consolidated
Revenue	$7,411,114	$7,332,933
Less: Pass through costs also recognized as revenue	3,230,323	2,956,904
Net revenue	$4,180,791	$4,376,029

	Three Months Ended March 31,
	2023	2022
Property Management Revenue
Revenue	$463,774	$455,872
Less: Pass through costs also recognized as revenue	22,579	17,778
Net revenue	$441,195	$438,094

	Three Months Ended March 31,
	2023	2022
GWS Revenue
Revenue	$5,337,722	$4,805,616
Less: Pass through costs also recognized as revenue	3,207,745	2,939,126
Net revenue	$2,129,977	$1,866,490

	Three Months Ended March 31,
	2023	2022
Facilities Management Revenue
Revenue	$3,680,162	$3,800,688
Less: Pass through costs also recognized as revenue	2,284,959	2,558,159
Net revenue	$1,395,203	$1,242,529

	Three Months Ended March 31,
	2023	2022
Project Management Revenue
Revenue	$1,657,560	$1,004,929
Less: Pass through costs also recognized as revenue	922,786	380,968
Net revenue	$734,774	$623,961
Below represents a reconciliation of REI business line operating profitability/loss to REI segment operating profit (in thousands):

	Three Months Ended March 31,
Real Estate Investments	2023	2022
Investment management operating profit	$42,522	$61,293
Global real estate development operating profit	89,672	106,705
Segment overhead	(696)	(946)
Real estate investments segment operating profit	$131,498	$167,052